Exhibit 5.1

Porter & Hedges, l.l.p. ATTORNEYS AND COUNSELORS AT LAW 1000 MAIN STREET, 36TH FLOOR HOUSTON, TEXAS 77002-6336

MAILING ADDRESS:
TELECOPIER (713) 228-1331 TELEPHONE (713) 226-6000	P.O. BOX 4744 HOUSTON, TX 77210-4744

May 23, 2005

004955/0049

Encysive Pharmaceuticals Inc.
4848 Loop Central Drive, Suite 700
Houston, Texas 77081

     Re:

Ladies and Gentlemen:

     We have acted as counsel to Encysive Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (i) $130,000,000 aggregate principal amount of 2.50% Convertible Senior Notes Due 2012 (the “Notes”) issued pursuant to an Indenture dated as of March 16, 2005 (the “Indenture”) among the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and (ii) 9,322,001 shares of common stock, par value $0.005 per share, of the Company issuable upon the conversion of the Notes (the “Conversion Shares”), at a conversion rate of approximately 71.7077 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. The Notes and Conversion Shares may be sold from time to time by the selling securityholders specified in the Registration Statement and the prospectus forming a part thereof.

     We have examined those records, statutes and documents as we have deemed necessary, including but not limited to (i) the Certificate of Incorporation and the Bylaws of the Company, each as amended to date, (ii) the corporate proceedings of the Company, and (iii) the Indenture.

     As to certain questions of fact material to our opinions that we have not independently established, we have relied upon certificates from officers of the Company and upon certificates of public officials.

     In rendering the following opinions, we have assumed (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all documents reviewed by us, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) the Indenture has been duly authorized, executed and delivered

Encysive Pharmaceuticals Inc.
May 23, 2005

by the Trustee and constitutes the legal, valid and binding obligation of the Trustee and (vii) the Notes have been duly authenticated by the Trustee.

     Based on the foregoing, and subject to the assumptions, exceptions and qualifications stated below, we are of the opinion that:

1.	The Notes constitute the legal, valid and binding obligations of the Company.

2.	The Conversion Shares have been duly authorized and reserved for issuance and, when the Conversion Shares are issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

     The opinions expressed above are subject in all respects to the following assumptions, exceptions and qualifications:

a.	The enforceability of the Notes may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting enforcement of creditors rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Such principles of equity include, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and also to the possible unavailability of specific performance or injunctive relief.

b.	We note that the Notes by their terms are governed by the laws of the State of New York. Our opinion is limited in all respects to the laws of the States of New York and Texas, the general corporation law of the State of Delaware and the federal securities laws of the United States of America.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission promulgated thereunder.

     This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,

/s/ Porter & Hedges, L.L.P.
PORTER & HEDGES, L.L.P.